Exhibit 99.1

Glacier Bancorp, Inc. Announces MacMillan’s Retirement

          KALISPELL, Mont., Dec. 27 /PRNewswire-FirstCall/ -- Glacier Bancorp, Inc. (Nasdaq: GBCI) announced that John S. MacMillan will retire from the Company’s Board of Directors effective December 31, 2006.

          Mr. MacMillan enjoyed a 31-year career with the Company prior to retiring from active management in June 1998, ending his career as President and CEO. The Company had $14 million in assets when he began employment with Glacier Bank in 1967.  Assets at September 30, 2006 were $4.126 billion.  President and Chief Executive Officer Michael J. Blodnick stated, “With a career that spanned 40 years with Glacier Bancorp, John had such a positive influence on the Company.  His knowledge of the business and his dedication to Glacier will not be easily replicated.  We wish John all the best in his retirement.”

          Glacier Bancorp, Inc. is the parent company for 15 community banks, including Glacier Bank, Kalispell; Glacier Bank, Whitefish; First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank, Bozeman; Western Security Bank and First Citizens Bank of Billings; Citizens State Bank, Hamilton; First National Bank of Lewistown; Western Bank of Chinook, N.A.; and First Citizens Bank, N.A., Columbia Falls; all located in Montana; as well as Mountain West Bank, Coeur d’Alene, with operations in Idaho, Utah and Washington; 1st Bank, Evanston, operating in Wyoming; Citizens Community Bank, Pocatello, operating in Idaho and First National Bank of Morgan, operating in Utah.

SOURCE  Glacier Bancorp, Inc.
          -0-                                                   12/27/2006
          /CONTACT:  Michael J. Blodnick, +1-406-751-4701, or James H. Strosahl, +1-406-751-4702, both of Glacier Bancorp, Inc./
          (GBCI)